Exhibit 7.08

Execution Version

Strictly Confidential

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of January 24, 2016, by and among FNOF E&M Investment Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), and the shareholders of Jinpan International Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”) listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Silkwings Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which at the effective time under the Merger Agreement (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Shareholder Beneficially Owns (as defined below) the Existing Shares (as defined below);

WHEREAS, the Shareholders intend and are obligated to cancel their Securities (as defined below) immediately prior to the consummation of the Merger pursuant to a rollover agreement entered into in connection with the Merger Agreement dated as of the date hereof (the “Rollover Agreement”); and

WHEREAS, as a condition to the willingness of and material inducement to Parent, Merger Sub and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, each Shareholder has agreed to enter into this Agreement, pursuant to which such Shareholder is agreeing, among other things, to support the approval of the Merger Agreement at the Company Shareholders’ Meeting and to vote all of the Securities (as hereinafter defined) it/he/she Beneficially Owns in accordance with the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.            Certain Definitions.   For purposes of this Agreement:

(a)          “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)          “Company Shares” means the common shares, par value $0.0045 per share, of the Company.

(c)          “Existing Shares” means with respect to a Shareholder, the Company Shares as set forth opposite such Shareholder’s name on Schedule A hereto. In the event of a share dividend or distribution, or any change in the Company Shares by reason of any share dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the term “Existing Shares” will be deemed to refer to and include all such share dividends and distributions and any shares into which or for which any or all of the Existing Shares may be changed or exchanged as well as the Existing Shares that remain.

(d)          “Securities” means with respect to a Shareholder, the Existing Shares together with any Company Shares and other voting securities of the Company which such Shareholder acquires Beneficial Ownership of after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

Section 2.            Representations and Warranties of Shareholders.     Each Shareholder, severally and not jointly, hereby represents and warrants to Parent as follows:

(a)          Ownership of Company Shares.   As of the date hereof and at all times prior to the termination of this Agreement, such Shareholder Beneficially Owns and has good and valid title to (and will Beneficially Own unless any Existing Shares are Transferred pursuant to Section 6(a) hereof, and have good and valid title to) a number of Company Shares no less than the Existing Shares set forth opposite such Shareholder’s name on Schedule A. Such Shareholder has and will have at all times through the termination of this Agreement sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 7 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Existing Shares set forth opposite such Shareholder’s name on Schedule A and any other Securities, with no limitations, qualifications or restrictions on such power, subject to applicable securities Laws and the terms of this Agreement. As of the date hereof, neither such Shareholder nor any of his, her or its Affiliates Beneficially Owns any Securities other than the Existing Shares set forth opposite such Shareholder’s name on Schedule A. None of the Existing Shares of such Shareholder is the subject of any commitment, undertaking or agreement, contingent or otherwise, the terms of which relate to or could give rise to the Transfer of any Existing Shares or would affect in any way the ability of such Shareholder to perform its, his or her obligations as set out in this Agreement. Such Shareholder has not appointed or granted any proxy inconsistent with this Agreement with respect to the Securities.

(b)          Authority.   Such Shareholder has the requisite power to agree to all of the matters set forth in this Agreement with respect to the Securities he, she or it Beneficially Owns

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and the full authority to vote, Transfer and hold all the Securities he, she or it Beneficially Owns, with no limitations, qualifications or restrictions on such power, subject to applicable securities Laws and the terms of this Agreement.

(c)          Power; Binding Agreement.   Such Shareholder has the legal capacity and authority to enter into and deliver this Agreement and to perform all of his, her or its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding agreement, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(d)          No Conflicts.   None of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of any of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof (i) violates any Law applicable to such Shareholder or any of such Shareholder’s properties or assets, (ii) results in or constitutes (with or without notice or lapse of time or both) any breach of or default under, or results in the creation of any lien or encumbrance or restriction on, such Shareholder or any of the Securities of such Shareholder, including pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which the Securities of such Shareholder is bound, or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Authority. There is no beneficiary, trustee or holder of a voting trust certificate or other interest in such Shareholder whose consent is required for the execution and delivery of this Agreement of the performance by such Shareholder of the obligations hereunder.

(e)          No Encumbrance.   The Existing Shares are free and clear of any Liens other than those created by this Agreement, the Rollover Agreement and the Consortium Agreement dated as of September 15, 2015 by and between Mr. Zhiyuan Li and Forebright Smart Connection Technology Limited.

(f)          No Litigation.   Except for any shareholder litigation in connection with the Merger, there is no action, suit, investigation, complaint or other proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder or the Securities of such Shareholder at Law or in equity before or by any Governmental Authority or any other person that could reasonably be expected to impair the ability of such Shareholder to perform his obligations under this Agreement on a timely basis.

(g)          Reliance.   Such Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Shareholder contained herein.

Section 3.            Representations and Warranties of Parent.   Parent hereby represents and warrants to each Shareholder that:

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(a)          Power; Binding Agreement.   Parent has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Shareholders, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b)          No Conflicts.   None of the execution and delivery of this Agreement by Parent, the consummation by Parent of any of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof (i) conflicts with, violates or results in any breach of, any provision of the organizational documents of Parent, (ii) violates Law applicable to Parent, any of its subsidiaries or any of their respective properties or assets or (iii) except for the requirements of the Exchange Act, requires any filing with, or permit, authorization, consent or approval of, any Governmental Authority.

Section 4.            Disclosure.   Unless required by Law or legal process, each Shareholder shall not, and shall cause his, her or its Affiliates and Representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent and the Company. Each Shareholder (a) consents to and authorizes the publication and disclosure by Parent and the Company of such Shareholder’s identity and beneficial ownership of the Securities and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent or the Company reasonably determines in its good faith judgment is required to be disclosed by Law (including the rules and regulations of the SEC) in any press release, any Current Report on Form 6-K, the Proxy Statement, the Schedule 13E-3 and any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Authority in connection with the Merger Agreement (or the transactions contemplated thereby) and (b) agrees promptly to provide to Parent and the Company any information it may reasonable request for the preparation of any such documents.

Section 5.           Additional Securities.   Each Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with Section 10 hereof, such Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent and the Company of the number of any additional Securities acquired by such Shareholder after the date hereof.

Section 6.           Transfer and Other Restrictions.   Prior to the termination of this Agreement, each Shareholder hereby irrevocably and unconditionally agrees not to, and to cause each of his, her or its Affiliates not to, directly or indirectly:

(a)         Transfer (as defined in the Rollover Agreement) any or all of the Securities such Shareholder Beneficially Owns or any interest therein, except (i) pursuant to the Rollover Agreement or the Merger Agreement, or (ii) any Transfer to an Affiliate of such Shareholder, provided that such Affiliate shall have agreed in writing, in a form reasonably

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acceptable to Parent and the Company, to be bound by this Agreement and a notice in respect of such Transfer shall have been provided to the Company;

(b)          grant any proxy or power of attorney with respect to any of the Securities he, she or it Beneficially Owns, or deposit any of the Securities he, she or it Beneficially Owns into a voting trust or enter into a voting agreement or arrangement with respect to any such Securities except as provided in this Agreement; or

(c)          take any other action that would prevent or impair such Shareholder from performing any of his, her or its obligations under this Agreement or that would make any representation or warranty of such Shareholder hereunder untrue or incorrect or have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of any of his, her or its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Parent or the Company of its respective obligations under the Merger Agreement or by any Shareholder of his, her or its obligations under this Agreement.

Any purported Transfer in violation of this Section 6 shall be null and void.

Section 7.            Voting of the Securities.   Unless and until the board of directors of the Company (at the direction of the Special Committee) or the Special Committee has made a Company Adverse Recommendation, or the termination of this Agreement, each Shareholder (severally and not jointly) covenants and agrees that:

(a)          at the Company Shareholders’ Meeting and any other meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, or in any other circumstances upon which any vote, consent or other approval with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, such Shareholder shall, or shall cause the holder of record of the Securities on any applicable record date to (solely in its/his/her capacity as a beneficial owner of the Securities owned by it/him/her), (i) if a meeting is held, appear at such meeting (in person or by proxy) or otherwise cause the Securities it/he/she Beneficially Owns to be counted as present thereat for purposes of establishing a quorum and (ii) vote (or cause to be voted) such Securities in favor of the approval and adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and any actions required in furtherance thereof,

(b)          at the Company Shareholders’ Meeting or any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, or in any other circumstances upon which such Shareholder’s vote, consent or other approval is sought, such Shareholder shall (solely in its/his/her capacity as a beneficial owner of the Securities owned by it/him/her), to the extent the Securities may vote on the matter in question, vote against the approval of any Alternative Transaction or the approval of any other action contemplated by an Alternative Transaction.

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(c)          against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by such Shareholder of its/his/her obligations under this Agreement, including without limitation, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consideration or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a Transfer of any material assets of the Company or any Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Subsidiary; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement or (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, except if approved in writing by Parent;

(d)          against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Shareholder contained in this Agreement or otherwise;

(e)          in favor of any adjournment or postponement of the Company Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof); and

(f)          in favor of any other matter necessary to effect the Transactions, including the Merger.

Notwithstanding anything to the contrary herein, this Section 7 shall not limit or restrict any Shareholder who serves as a member of the board of directors of the Company in action in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities.

Section 8.            Grant of Irrevocable Proxy; Appointment of Proxy.

(a)          Each Shareholder hereby irrevocably grants to Parent (and any designee of Parent) a proxy (and appoints Parent or any such designee of Parent as its attorney-in-fact, with full power of substitution) to vote or grant a consent or approval with respect to all of the Securities Beneficially Owned by it/him/her, for and in the name, place and stead of such Shareholder, for each of the matters set forth in Section 7 above at the Company Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 7 above is to be considered. Each Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

(b)          Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 8 is given in connection with the execution of the Merger Agreement, and that such

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irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest, may under no circumstances be revoked and shall survive the death, dissolution, bankruptcy or other incapacity of such Shareholder. If for any reason the proxy granted herein is not irrevocable, then each Shareholder agrees to vote such Shareholder’s Securities in accordance with Section 7 above. The parties hereto agree that the foregoing is a voting agreement. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement in accordance with the terms hereof.

Section 9.            Additional Covenants.

(a)          Each Shareholder agrees, prior to the termination of this Agreement, not to take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have or that could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Shareholder of such Shareholder’s obligations under this Agreement.

(b)          Each Shareholder irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent that such Shareholder may have in connection with the Merger Agreement with respect to such Shareholder's Securities (including without limitation any rights under Section 179 of the BVI Companies Act).

Section 10.          Termination. This Agreement shall terminate on the earlier to occur of: (a) termination of the Merger Agreement in accordance with its terms and (b) the Effective Time; provided that the provisions set forth in Section 4 and Section 11 shall survive the termination of this Agreement; provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

Section 11.          Miscellaneous.

(a)          Entire Agreement.   This Agreement (together with the Merger Agreement and the Rollover Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

(b)          Assignment; Successors.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties and the Company, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

(c)          Amendment; Modification and Waiver.   This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and the consent of the Company.

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(d)          Interpretation.   When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including any schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement mean each Shareholder and Parent.

(e)          Notices.   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such party may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11(e)):

(i)	if to a Shareholder to such Shareholder in accordance with the contact information set forth next to such Shareholder’s name on Schedule A;

(ii)	if to Parent, to:

FNOF E&M Investment Limited

Suite 3720 Jardine House, 1 Connaught Place, Central, Hong Kong

Attention: Mr. Kiril Ip

Facsimile: (852) 2520 5125

E-mail: kiril.ip@forebrightcapital.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention:           Peter X. Huang, Esq.

Facsimile:            +86 10 6535 5577

E-mail:                  Peter.Huang@skadden.com

(f)          Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or

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portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)          Other Remedies; Specific Performance.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Notwithstanding the provisions under Section 11(k) hereof, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that in addition to any recourse to arbitration as set out in Section 11(k), each party shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal courts of the United States of America located in the City of New York, this being in addition to any other remedy to which they are entitled at Law or in equity, without the requirement to post bond or other security.

(h)          No Survival.   None of the representations, warranties, covenants and agreements made in this Agreement shall survive the termination of the Agreement in accordance with its terms, except for the agreements in Section 4 and this Section 11.

(i)           Enforceability; Third-Party Beneficiary.   Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction, temporary restraining order or other equitable relief, to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or equity.

(j)           Governing Law.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

(k)          Dispute Resolution.   Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 11(k) (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one

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Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(l)           Waiver of Jury Trial.   EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(m)         Counterparts.   This Agreement may be executed in two or more counterparts, and by facsimile or in .pdf format, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement, it being understood that all parties need not sign the same counterpart; provided, however, that if any Shareholder fails for any reason to execute, or perform its/his/her obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

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IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

FNOF E&M Investment Limited

By:	/s/ Kiril Ip
Name: Kiril Ip
Title: Director

[Signature Page to Voting Agreement]

ZHIYUAN LI

/s/ Zhiyuan Li

[Signature Page to Voting Agreement]

YUQING JING

/s/ Yuqing Jing

[Signature Page to Voting Agreement]

Schedule A

Shareholder Name	Address Facsimile	Existing Shares
Zhiyuan Li	A9-301 Sunshine West, 169 Binhai Blvd, Haikou, Hainan 57216, P.R. China Facsimile: 898 6681-3519	2,650,739

Yuqing Jing	APT. 15 KN, 100 Winston Drive Cliffside Park, NJ 07010 Facsimile: 898 6681-3519	1,200,052

Schedule-A